Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
NexMed, Inc.:

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-148060, 333-107137, 333-122114, 333-117717, 333-125565,  333-140110, 333-152591, 333-132611, 333-111894, 333-1055509, 333-96813, 333-46976, and 333-91957) and Form S-8 (Nos. 333-152284, 333-138598, and 333-93435) of our report dated March 31, 2010, with respect to the consolidated financial statements, schedule, of NexMed, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2009.  Such report includes an uncertainty paragraph with respect to the ability of Nexmed, Inc. to continue as a going concern.

/s/ Amper, Politziner & Mattia, LLP

Date: March 31, 2010
Edison, New Jersey